EXHIBIT 99.1

J.JILL, INC. ANNOUNCES SECOND QUARTER 2019 RESULTS

Quincy, MA – August 27, 2019 – J.Jill, Inc. (NYSE:JILL) today announced financial results for the second quarter ended August 3, 2019.

Linda Heasley, President and CEO of J.Jill, Inc. stated, “In the second quarter, we took necessary steps to address the challenging start we had to this year. We completed an evaluation of our infrastructure to increase efficiencies and took actions to begin right-sizing our organization. We continue to balance our on-hand inventory levels, while remaining focused on customer experience and product. We have made progress, and there is still more work to be done.”

Ms. Heasley continued, “We have a fiercely loyal customer and we are intently focused on delivering the product and shopping experience she expects from J.Jill. We saw improved full price selling during the summer months and maintained positive traffic for the quarter. We have also further utilized customer insights to assist in reviewing the floorsets for the coming months and we look forward to continuing to improve our go to market processes while enhancing the strong foundation on which the brand is built.”

For the second quarter ended August 3, 2019:

•	Total net sales for the thirteen weeks ended August 3, 2019 increased $1.0 million to $180.7 million versus $179.7 million for the thirteen weeks ended August 4, 2018.
•	Total company comparable sales, which includes comparable store and direct to consumer sales, decreased by 1.2%.
•	Direct to consumer net sales represented 42.6% of total net sales, compared to 40.9% in the second quarter of fiscal 2018.
•

Gross profit decreased to $105.3 million from $116.7 million in the second quarter of fiscal 2018. Gross margin was 58.3% compared to second quarter gross margin of 64.9% in fiscal 2018, reflecting the impact of inventory actions taken in the quarter.

•

SG&A was $200.1 million compared to $97.4 million in the second quarter of fiscal 2018. Second quarter 2019 SG&A included $96.8 million of expenses related to the non-cash impairment of assets and other non-recurring expenses. Excluding the impairment and non-recurring expenses, SG&A as a percentage of total net sales was 57.2% compared to 54.2% in the second quarter of fiscal 2018.

•

Income from operations decreased to a loss of $94.8 million from income of $19.3 million in the second quarter of fiscal 2018, which is inclusive of non-recurring SG&A expenses. Adjusted Income from Operations* was $3.9 million compared to Adjusted Income from Operations of $28.1 million in the second quarter of fiscal 2018.

•	Interest expense increased to $5.0 million from $4.9 million in the second quarter of fiscal 2018.
•	Income tax benefit was $3.1 million compared to an expense of $4.0 million in the second quarter of fiscal 2018, and the effective tax rate was 3.1% compared to 27.4% in the second quarter of 2018.
•

Net income decreased to a loss of $96.7 million from income of $10.5 million in the second quarter of fiscal 2018, which is inclusive of non-recurring SG&A expenses. Excluding these impacts, Adjusted Net Income* was a loss of $2.2 million compared to Adjusted Net Income of $10.7 million in the second quarter of fiscal 2018.

•

Diluted earnings per share was a loss of $2.21 compared to income of $0.23 in the second quarter of fiscal 2018, which included the impact of one-time expenses. Excluding these impacts, Adjusted Diluted Earnings per Share* for the second quarter of 2019 was a loss of $0.05 compared to $0.24 in the second quarter of fiscal 2018.

•

Adjusted EBITDA* for the second quarter of fiscal 2019 decreased by 57.0% to $12.6 million from $29.3 million in the second quarter of fiscal 2018. As a percentage of total net sales, Adjusted EBITDA* was 7.0% compared to 16.3% in the second quarter of fiscal 2018.

For the twenty-six weeks ended August 3, 2019 :

•	Total net sales for the twenty-six weeks ended August 3, 2019 decreased $4.1 million to $357.2 million versus $361.3 million for the twenty-six weeks ended August 4, 2018.
•	Total company comparable sales, which includes comparable store and direct to consumer sales, decreased by 2.2%.
•	Direct to consumer net sales represented 42.3% of total net sales compared to 40.7% in the twenty-six weeks ended August 4, 2018.
•

Gross profit decreased to $221.6 million from $237.0 million in the twenty-six weeks ended August 4, 2018. Gross margin was 62.0% compared to 65.6% in the twenty-six weeks ended August 4, 2018, reflecting the impact of inventory actions.

•

SG&A was $305.6 million compared to $197.7 million in the twenty-six weeks ended August 4, 2018. In the twenty-six weeks ended August 3, 2019, SG&A included $96.8 million of expense related to the non-cash impairment of assets and other non-recurring expenses. In the twenty-six weeks ended August 4, 2018, SG&A included $1.3 million of non-recurring expenses and $0.2 million of accelerated stock compensation expense as a result of a CEO transition. Excluding these non-recurring expenses in both years, SG&A as a percentage of total net sales was 58.5% compared to 54.3% in the twenty-six weeks ended August 4, 2018.

•

Income from operations, inclusive of non-recurring SG&A expenses, decreased to a loss of $84.0 million from income of $39.3 million in the twenty-six weeks ended August 4, 2018. Adjusted Income from Operations* was $21.2 million compared to Adjusted Income from Operations of $58.5 million in the twenty-six weeks ended August 4, 2018.

•	Interest expense was $10.0 million compared to $9.7 million.
•

Income tax benefit was $1.6 million compared to income tax expense of $7.9 million in the twenty-six weeks ended August 4, 2018, and the effective tax rate was 1.7% compared to 26.7% in the twenty-six weeks ended August 4, 2018.

•

Net income decreased to a loss of $92.4 million from income of $21.7 million in the twenty-six weeks ending August 4, 2018, which is inclusive of non-recurring SG&A expenses. Excluding these impacts, Adjusted Net Income* was $2.0 million compared to Adjusted Net Income of $23.1 million in the twenty-six weeks ended August 4, 2018.

•

Diluted earnings per share was a loss of $2.12 compared to income of $0.49 in the twenty-six weeks ended August 4, 2018, including the impact of one-time expenses. Excluding these impacts, Adjusted Diluted Earnings per Share* in the twenty-six weeks ended August 3, 2019 was $0.05 compared to $0.52 in the twenty-six weeks ended August 4, 2018.

•

Adjusted EBITDA* in the twenty-six weeks ended August 3, 2019 decreased by 44.0% to $34.1 million from $60.8 million in the twenty-six weeks ended August 4, 2018. As a percentage of total net sales, Adjusted EBITDA* was 9.5% compared to 16.8% in the twenty-six weeks ended August 4, 2018.

The Company ended the second quarter fiscal 2019 with $29.1 million in cash. Inventory at the end of the second quarter fiscal 2019 increased to $70.0 million compared to $61.6 million at the end of the second quarter of fiscal 2018. On-hand inventory, which excludes in-transit as well as units removed from sale and held for disposal, increased approximately 2% versus the prior year period. The Company opened four stores and closed one in the second quarter and ended the quarter with 286 stores.

* Non-GAAP financial measures. Please see “Non-GAAP Financial Measures” and “Reconciliation of GAAP Net Income to Adjusted EBITDA, Adjusted Income from Operations and Adjusted Net Income” for more information.

Outlook

For the third quarter of fiscal 2019, we expect total comparable sales to decrease 1% to 3% with total net sales expected to be -1% to +1%. Diluted earnings per share are expected to be $0.10 to $0.12, compared to Diluted earnings per share of $0.15 in the third quarter of fiscal 2018.

For the full 2019 fiscal year, we continue to expect total comparable sales to decrease 2% to 4% with total net sales expected to be flat to down 2%. We now expect Adjusted Diluted Earnings per Share, which excludes the impact of the non-cash impairment charge and other non-recurring expenses in the second quarter fiscal 2019, to be in the range of $0.20 to $0.24 versus our prior diluted earnings per share of $0.17 to $0.21. This is compared to diluted earnings per share of $0.69 and Adjusted Diluted Earnings per Share of $0.72 in fiscal 2018. Adjusted Diluted Earnings per Share for full year fiscal 2019 includes a $0.09 negative impact due to our technology investments that were paused in the second quarter of fiscal 2019.

Conference Call Information

A conference call to discuss second quarter 2019 results is scheduled for today, August 27, 2019, at 8:00 a.m. Eastern Time. Those interested in participating in the call are invited to dial (844) 579-6824 or (763) 488-9145 if calling internationally. Please dial in approximately 10 minutes prior to the start of the call and reference Conference ID 5299018 when prompted. A live audio webcast of the conference call will be available online at http://investors.jjill.com/Investors-Relations/News-Events/events.

A taped replay of the conference call will be available approximately two hours following the live call and can be accessed both online and by dialing (855) 859-2056 or (404) 537-3406. The pin number to access the telephone replay is 5299018. The telephone replay will be available until Tuesday, September 3, 2019.

About J.Jill, Inc.

J.Jill is a premier omnichannel retailer and nationally recognized women’s apparel brand committed to delighting customers with great wear-now product. The brand represents an easy, thoughtful and inspired style that reflects the confidence of remarkable women who live life with joy, passion and purpose. J.Jill offers a guiding customer experience through more than 280 stores nationwide and a robust e-commerce platform. J.Jill is headquartered outside Boston. For more information, please visit www.jjill.com or http://investors.jjill.com. The information included on our websites is not incorporated by reference.

Non-GAAP Financial Measures

To supplement our unaudited consolidated financial statements presented in accordance with generally accepted accounting principles (“GAAP”), we use the following non-GAAP measures of financial performance:

•

Adjusted EBITDA, which represents net income (loss) plus interest expense, provision (benefit) for income taxes, depreciation and amortization, equity-based compensation expense, write-off of property and equipment, and other non-recurring expenses and one-time items. We present Adjusted EBITDA on a consolidated basis because management uses it as a supplemental measure in assessing our operating performance, and we believe that it is helpful to investors, securities analysts and other interested parties as a measure of our comparative operating performance from period to period. We also use Adjusted EBITDA as one of the primary methods for planning and forecasting overall expected performance of our business and for evaluating on a quarterly and annual basis actual results against such expectations. Further, we recognize Adjusted EBITDA as a commonly used measure in determining business value and as such, use it internally to report results.

•

Adjusted Income from Operations, which represents net income (loss) plus interest expense, provision (benefit) for income taxes, and other non-recurring expense and one-time items.  We present Adjusted Income from Operations on a consolidated basis because management uses it as a supplemental measure in assessing our operating performance, and we believe that it is helpful to investors, securities analysts, and other interested parties as a measure of our comparative operating performance from period to period.

•

Adjusted Net Income, which represents net income (loss) plus other non-recurring expenses and one-time items. We present Adjusted Net Income on a consolidated basis because management uses it as a supplemental measure in assessing our operating performance, and we believe that it is helpful to investors, securities analysts and other interested parties as a measure of our comparative operating performance from period to period.

•

Adjusted Diluted Earnings per Share (“Adjusted Diluted EPS”) represents Adjusted Net Income divided by the number of fully diluted shares outstanding. Adjusted Diluted EPS is presented as a supplemental measure in assessing our operating performance, and we believe that it is helpful to investors, securities analysts and other interested parties as a measure of our comparative operating performance from period to period.

While we believe that Adjusted EBITDA, Adjusted Income from Operations, Adjusted Net Income and Adjusted Diluted EPS are useful in evaluating our business, they are non-GAAP financial measures that have limitations as analytical tools. Adjusted EBITDA, Adjusted Income from Operations, Adjusted Net Income and Adjusted Diluted EPS should not be considered alternatives to, or substitutes for, net income (loss) or EPS, which are calculated in accordance with GAAP. In addition, other companies, including companies in our industry, may calculate Adjusted EBITDA, Adjusted Income from Operations, Adjusted Net Income and Adjusted Diluted EPS differently or not at all, which reduces the usefulness of such non-GAAP financial measures as tools for comparison. We recommend that you review the reconciliation and calculation of Adjusted EBITDA, Adjusted Income from Operations, Adjusted Net Income and Adjusted Diluted EPS to net income (loss) and EPS, the most directly comparable GAAP financial measures, under “Reconciliation of GAAP Net Income to Adjusted EBITDA and Adjusted Net Income as well as Reconciliation of GAAP Operating Income to Adjusted Income from Operations” and not rely solely on Adjusted EBITDA, Adjusted Income from Operations, Adjusted Net Income, Adjusted Diluted EPS or any single financial measure to evaluate our business.

Forward-Looking Statements

This press release contains, and oral statements made from time to time by our representatives may contain, “forward-looking statements.” Forward-looking statements include statements under “Outlook” and other statements identified by words such as “could,” “may,” “might,” “will,” “likely,” “anticipates,” “intends,” “plans,” “seeks,” “believes,” “estimates,” “expects,” “continues,” “projects” and similar references to future periods, or by the inclusion of forecasts or projections. Forward-looking statements are based on our current expectations and assumptions regarding capital market conditions, our business, the economy and other future conditions. Because forward-looking statements relate to the future, by their nature, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. As a result, our actual results may differ materially from those contemplated by the forward-looking statements. Important factors that could cause actual results to differ materially from those in the forward-looking statements include regional, national or global political, economic, business, competitive, market and regulatory conditions, including risk regarding, our ability to manage inventory or anticipate consumer demand; changes in consumer confidence and spending; our competitive environment; our failure to open new profitable stores or successfully enter new markets and other factors set forth under “Risk Factors” in our Annual Report on Form 10K. Any forward-looking statement made in this press release speaks only as of the date on which it is made. J.Jill undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future developments or otherwise.

(Tables Follow)

J.Jill, Inc.

Consolidated Statements of Operations and Comprehensive Income

(Unaudited)

(Amounts in thousands, except share and per share data)

	For the Thirteen Weeks Ended
	August 3, 2019	August 4, 2018
Net sales	$180,744	$179,713
Cost of goods sold	75,403	63,058
Gross profit	105,341	116,655
Selling, general and administrative expenses	200,126	97,365
Operating (loss) income	(94,785)	19,290
Interest expense	5,019	4,853
(Loss) income before provision for income taxes	(99,804)	14,437
Income tax (benefit) provision	(3,069)	3,952
Net (loss) income and total comprehensive income	$(96,735)	$10,485
Net (loss) income per common share attributable to common shareholders:
Basic	$(2.21)	$0.24
Diluted	$(2.21)	$0.23
Weighted average number of common shares outstanding:
Basic	43,793,348	42,855,366
Diluted	43,793,348	44,716,193

	For the Twenty-Six Weeks Ended
	August 3, 2019	August 4, 2018
Net sales	$357,196	$361,254
Cost of goods sold	135,599	124,258
Gross profit	221,597	236,996
Selling, general and administrative expenses	305,571	197,659
Operating (loss) income	(83,974)	39,337
Interest expense	10,026	9,670
(Loss) income before provision for income taxes	(94,000)	29,667
Income tax (benefit) provision	(1,631)	7,924
Net (loss) income and total comprehensive income	$(92,369)	$21,743
Net (loss) income per common share attributable to common shareholders:
Basic	$(2.12)	$0.51
Diluted	$(2.12)	$0.49
Weighted average number of common shares outstanding:
Basic	43,560,434	42,535,849
Diluted	43,560,434	44,061,804

J.Jill, Inc.

Consolidated Balance Sheets

(Unaudited)

(Amounts in thousands, except common share data)

	August 3, 2019	February 2, 2019
Assets
Current assets:
Cash	$29,124	$66,204
Accounts receivable	5,997	4,007
Inventories, net	70,003	77,349
Prepaid expenses and other current assets	26,534	27,734
Total current assets	131,658	175,294
Property and equipment, net	114,814	118,044
Goodwill and intangible assets, net	232,143	333,203
Operating lease assets, net	216,338	—
Other assets	252	447
Total assets	$695,205	$626,988
Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$52,955	$55,012
Accrued expenses and other current liabilities	47,204	45,306
Current portion of long-term debt	2,799	2,799
Current portion of operating lease liabilities	32,632	—
Total current liabilities	135,590	103,117
Long-term debt, net of discount and current portion	236,781	237,464
Deferred income taxes	35,216	41,842
Operating lease liabilities, net of current portion	212,959	—
Other liabilities	2,073	30,770
Total liabilities	622,619	413,193
Commitments and contingencies
Shareholders’ Equity
Common stock, par value $0.01 per share; 250,000,000 shares authorized; 44,005,112 and 43,672,418 shares issued and outstanding at August 3, 2019 and February 2, 2019, respectively	440	437
Additional paid-in capital	122,887	121,635
Accumulated (deficit) earnings	(50,741)	91,723
Total shareholders’ equity	72,586	213,795
Total liabilities and shareholders’ equity	$695,205	$626,988

J.Jill, Inc.

Reconciliation of GAAP Net Income to Adjusted EBITDA

(Unaudited)

(Amounts in thousands)

	For the Thirteen Weeks Ended
	August 3, 2019	August 4, 2018
Net (loss) income	$(96,735)	$10,485
Interest expense, net	5,019	4,853
Income tax (benefit) provision	(3,069)	3,952
Depreciation and amortization	9,396	8,892
Equity-based compensation expense (a)	1,214	1,083
Write-off of property and equipment (b)	8	16
Impairment of goodwill and indefinite-lived intangible assets	95,428	—
Impairment of long lived assets(c)	2,064	—
Other non-recurring expenses (d)	(740)	—
Adjusted EBITDA	$12,585	$29,281

	For the Twenty-Six Weeks Ended
	August 3, 2019	August 4, 2018
Net (loss) income	$(92,369)	$21,743
Interest expense, net	10,026	9,670
Income tax (benefit) provision	(1,631)	7,924
Depreciation and amortization	18,848	18,249
Equity-based compensation expense (a)	2,416	1,843
Write-off of property and equipment (b)	14	28
Impairment of goodwill and indefinite-lived intangible assets	95,428	—
Impairment of long lived assets(c)	2,064	—
Other non-recurring expenses(d)	(740)	1,346
Adjusted EBITDA	$34,056	$60,803

(a):

Represents expenses associated with equity incentive instruments granted to our management. Incentive instruments are accounted for as equity-classified awards with the related compensation expense recognized based on fair value at the date of the grants.

(b):	Represents net gain or loss on the disposal of fixed assets.
(c):	Represents impairment of long lived assets related to the change in use of a right-of-use asset.
(d):

Represents items management believes are not indicative of ongoing operating performance. For the thirteen and twenty-six weeks ended August 3, 2019 these expenses are primarily composed of a gain from insurance proceeds and restructuring costs. For the twenty-six weeks ended August 4, 2018, these expenses include costs related to a CEO transition.

J.Jill, Inc.

Reconciliation of GAAP Operating Income to Adjusted Income from Operations

(Unaudited)

(Amounts in thousands)

	For the Thirteen Weeks Ended
	August 3, 2019	August 4, 2018
Operating (loss) income	$(94,785)	$19,290
Interest expense, net	5,019	4,853
Income tax (benefit) provision	(3,069)	3,952
Impairment of goodwill and indefinite-lived intangible assets	95,428	—
Impairment of long lived assets(a)	2,064	—
Other non-recurring expenses (b)	(740)	—
Adjusted Income from Operations	$3,917	$28,095

	For the Twenty-Six Weeks Ended
	August 3, 2019	August 4, 2018
Operating (loss) income	$(83,974)	$39,337
Interest expense, net	10,026	9,670
Income tax (benefit) provision	(1,631)	7,924
Impairment of goodwill and indefinite-lived intangible assets	95,428	—
Impairment of long lived assets(a)	2,064	—
Accelerated equity-based compensation expense	—	244
Other non-recurring expenses(b)	(740)	1,346
Adjusted Income from Operations	$21,173	$58,521

(a):	Represents impairment of long lived assets related to the change in use of a right-of-use asset.
(b):

Represents items management believes are not indicative of ongoing operating performance. For the thirteen and twenty-six weeks ended August 3, 2019 these expenses are primarily composed of a gain from insurance proceeds and restructuring costs. For the twenty-six weeks ended August 4, 2018, these expenses include costs related to a CEO transition.

J.Jill, Inc.

Reconciliation of GAAP Net Income to Adjusted Net Income

(Unaudited)

(Amounts in thousands, except share and per share data)

	For the Thirteen Weeks Ended
	August 3, 2019	August 4, 2018
Net (loss) income and total comprehensive (loss) income	$(96,735)	$10,485
Add: Income tax (benefit) provision	(3,069)	3,952
(Loss) Income before (benefit) provision for income taxes	(99,804)	14,437
Add: Impairment of goodwill and indefinite-lived intangible assets	95,428	—
Add: Impairment of long-lived assets(a)	2,064	—
Add: Other non-recurring expenses(b)	(740)	—
Adjusted (loss) income before (benefit) provision for income taxes	(3,052)	14,437
Less: Adjusted tax (benefit) provision(c)	(824)	3,754
Adjusted net (loss) income	$(2,228)	$10,683
Adjusted net (loss) income per common share attributable to common shareholders:
Basic	$(0.05)	$0.25
Diluted	$(0.05)	$0.24
Weighted average number of common shares outstanding:
Basic	43,793,348	42,855,366
Diluted	43,793,348	44,716,193

	For the Twenty-Six Weeks Ended
	August 3, 2019	August 4, 2018
Net (loss) income and total comprehensive (loss) income	$(92,369)	$21,743
Add: Income tax (benefit) provision	(1,631)	7,924
(Loss) income before (benefit) provision for income taxes	(94,000)	29,667
Add: Impairment of goodwill and indefinite-lived intangible assets	95,428	—
Add: Impairment of long-lived assets(a)	2,064	—
Add: Other non-recurring expenses(b)	(740)	1,346
Add: Accelerated equity-based compensation expense	—	244
Adjusted income before provision for income taxes	2,752	31,257
Less: Adjusted tax provision(c)	743	8,127
Adjusted net income	$2,009	$23,130
Adjusted net income per common share attributable to common shareholders:
Basic	$0.05	$0.54
Diluted	$0.05	$0.52
Weighted average number of common shares outstanding:
Basic	43,560,434	42,535,849
Diluted	43,560,434	44,061,804

(a):	Represents impairment of long lived assets related to the change in use of a right-of-use asset.
(b):

Represents items management believes are not indicative of ongoing operating performance. For the thirteen and twenty-six weeks ended August 3, 2019 these expenses are primarily composed of a gain from insurance proceeds and restructuring costs. For the twenty-six weeks ended August 4, 2018, these expenses include costs related to a CEO transition.

(c):	The adjusted tax provision for adjusted net income is estimated by applying a rate of 27% for FY19 and 26% for FY18, to the adjusted income before provision for income taxes.

Contacts:

Investor Contacts:

Caitlin Churchill/Joseph Teklits

ICR, Inc.

investors@jjill.com

203-682-8200

Media Contact:

Chris Gayton

J.Jill, Inc.

media@jjill.com

617-689-7916